Exhibit 4.2

THIS NOTE AND ANY SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

APPLIED ENERGETICS, INC.

10% PROMISSORY NOTE

Principal Amount: $	Issue Date: __________________

For value received, Applied Energetics, Inc., a Delaware corporation (the “Company”), promises to pay to ___________________ (“Holder”), or Holder’s registered assigns, (“Note”), the principal sum of $_______________, or such lesser amount which is the outstanding principal amount of this Note, together with interest from the Issue Date on the unpaid principal balance at a rate of 10% per annum.

The unpaid balance of this Note shall bear interest at a per annum rate equal to ten percent (10%) (“Interest Rate”). Except as otherwise provided herein, all payments in respect of this Note shall be made in cash, certified or cashier’s check, or by wire transfer to such account as the Payee shall direct, in immediately available funds and in lawful currency of the United States of America; except that, at its option, the Company may elect to convert the principal and interest due on this Note as of the Maturity Date into shares of its common stock, par value, $0.001 per share (“Common Stock”) in accordance with the terms set forth herein.

This Note is issued pursuant a certain Securities Purchase Agreement, of even date herewith, by and between Company and the Holder. This Note is one of a series of promissory notes of the Company (collectively, “Notes”), all of like tenor, except as to the name of the holder, issue date, principal amount and other non-material details. The Notes are limited to an aggregate principal amount of $5,000,000.

The following is a statement of the rights of the holder of this Note and the conditions to which this Note is subject and to which Holder, by the acceptance of this Note, agrees:

1.  Maturity Date. This Note matures on July 15, 2021 (the “Maturity Date”). This Note may not be prepaid without the consent of the Company.

2.  Repayment of Note Principal and Interest; Option to Convert.

(a)  On the Maturity Date, the Company shall pay to the Holder of this Note, or its registered assigns, all principal and interest then due hereunder. Thereafter, the Company will be forever released from all its obligations and liabilities under this Note. At any time following October 15, 2020, the Company may, in its sole discretion and without penalty, prepay all or any portion of the principal and interest due under this Note as of the date of such prepayment. The amount of such prepayment shall be payable, at the Holder’s option, in cash or in shares of Common Stock at a conversion price of $0.30 per share. The Company shall notify the Holder of its election to prepay the principal and interest due hereunder, and upon receipt of such notice, the Holder shall have five (5) business days in which to notify the Company of the Holder’s election to receive such prepayment in cash or in Common Stock. If the Company has not received such notice from the Holder within such five-day period, it may prepay this Note in cash or Common Stock, at its option.

(b)  Notwithstanding the foregoing, as of the Maturity Date, the Company may elect to convert any balance of principal and interest due hereunder into shares of Common Stock at a conversion price of $0.15 per share.

(c)  In the event of a conversion of this Note or prepayment in Common Stock, upon receipt by the Company of the surrendered Note, the Company shall instruct its transfer agent to issue and deliver the shares of Common Stock to the Holder at the Holder’s last known address on the books and records of the Company or at such other address as the Holder may instruct the Company in writing.

3.  Conversion by Holder Prior to Maturity Date. At any time from October 15, 2020 until the Maturity Date, the Holder shall have the right to convert any amount of principal and interest then due and payable hereunder into shares of Common Stock at a conversion price of $0.30 per share, subject to appropriate pro rata adjustment if, at any time when this Note is issued and outstanding and prior to conversion of all principal and interest hereunder, there shall be any recapitalization, stock split or other similar event.

4.  Surrender of Note. As promptly as practicable after payment of principal and interest due under this Note, Holder shall surrender this Note to the Company at the principal office of the Company or such other place as the Company may designate.

5.  Events of Default; Remedies. Each of the following events constitutes an “Event of Default” under this Note:

(a)  Commencement by the Company of any voluntary case, proceeding, or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to the Company, or seeking to adjudicate the Company as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to the Company or its debts, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Company or for all or any substantial part of the Company assets, or if the Company makes a general assignment for the benefit of its creditors;

(b)  Commencement against the Company of any involuntary case, proceeding, or other action of a nature referred to in section 4(a)(1) if such involuntary case or proceeding remains undismissed and unstayed for a period of 90 consecutive days

(c)  The Company's failure to comply with any covenants in this Note, provided the Company has received written notice of such failure and such failure continues for a period of at least 30 days after such notice is received; or

(d)  The Company’s failure to repay this Note when such repayment is required hereunder, provided the Company has received written notice of such failure and such failure continues for a period of at least thirty days after such notice is received.

6.  Representations and Warranties of Holder. Holder represents and warrants to the Company as follows:

(a)  Holder is acquiring this Note for Holder's own account for investment only and not with a view to distribution or resale of this Note or any underlying securities.

(b)  Holder is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

(c)  Holder understands that the Notes are being issued to Holder under an exemption from the registration requirements of the Securities Act and, accordingly, must be held indefinitely by Holder unless later transferred in transactions that are either registered under the Securities Act or exempt from registration.

(d)  Holder understands that the Company is under no obligation to register the Notes or underlying shares under the Securities Act or to file for or comply with an exemption from registration, and recognizes that exemptions from registration, in any case, are limited and may not be available when Holder may want to sell, transfer, or otherwise dispose of the Notes or underlying shares.

(e)  Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes, and Holder is able to incur a complete loss of Holder's investment and bear the risk of such a loss for an indefinite period of time. Holder acknowledges that the Notes are a risky and speculative investment.

7.  Representations and Warranties of Company. The Company represents and warrants to Holder as follows:

(a)  The Company is duly organized, validly existing, and in good standing in the State of Delaware. The Company has all requisite power and authority to issue the Notes and to carry out the transactions contemplated by the Notes.

(b)  The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, and other laws affecting the rights of creditors generally. The execution and delivery of the Notes do not (A) violate any law, court order, or other order binding on the Company or require the approval of any governmental entity, or (B) violate or require the approval of any third-party pursuant to any contract to which the Company is a party or is subject, or by which the Company or any of its assets is bound, or conflict with or constitute a default thereunder.

(c)  Except as disclosed in the Company’s reports on file with the Securities and Exchange Commission, there are no actions, suits, proceedings, or investigations pending against the Company or its properties before any court or governmental entity.

8.  Legend. The Company shall cause all certificates representing Shares issued in connection with the Notes to be endorsed with the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT (OR SIMILAR AGREEMENT) BETWEEN THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF THIS AGREEMENT IS ON FILE WITH THE ISSUER AND IS AVAILABLE UPON REQUEST OF THE HOLDER OF THIS CERTIFICATE.”

9.  Loss, Stolen, or Mutilated Note. Upon receipt of evidence satisfactory to the Company, in its sole discretion, of the loss, theft, destruction, or mutilation of this Note, and in case of any such loss, theft, or destruction, upon delivery of any customary indemnity agreement reasonably satisfactory to the Company, or in any case of any such mutilation, upon surrender and cancellation of this Note, the Company at its expense will, within twenty (20) days, issue and deliver a new Note of like tenor in an amount equal to the amount of such lost, stolen, destroyed, or mutilated Note.

10.  Registration Rights. The Company shall include for registration the maximum number of shares of Common Stock issuable upon conversion of the Notes, in any registration statement which the Company files with the SEC, on any form available for such registration, on or after October 15, 2020. If the Company has not included shares underlying Notes in this Offering in a registration statement prior to December 15, 2020, it will use its best efforts to file such a registration statement, including all shares of Common Stock underlying the Notes, on or prior to December 31, 2020.

11.  Notices. (a) Any notice or demand required or permitted to be given by Holder or the Company under any of the provisions of this Note will be deemed to have been duly given for all purposes if (1) in writing and delivered by hand against receipt, or sent by certified or registered mail, postage prepaid, return receipt requested, or (2) sent by electronic means and followed by a copy delivered or sent in the manner provided in clause (1) above, to such party at the address for such party as stated below or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section 9. The date of giving any such notice or demand will be the earlier of the date of actual receipt, or five business days after such notice or demand is sent, or, if sent in accordance with clause (2), the business day next following the day such notice or demand is actually transmitted. Each party’s address for notice is as follows:

The Company:	Applied Energetics, Inc.

2480 W Ruthrauff Road, Suite 140Q

Tucson, AZ 85705

Attention: Bradford T. Adamczyk, Chairman

Holder:	to Holder’s address stated on the signature page to this Note.

12.  Note Holder Not a Stockholder. This Note does not confer upon Holder any right to vote or to consent to or to receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder of the Company.

13.  Governing Law; Venue. The laws of the State of Delaware govern this Note and all maters arising out of it, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. With respect to any disputes arising out of or related to this Note, Holder consents to the exclusive jurisdiction of, and venue in, the state and federal counts in Delaware.

14.  Severability. If any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, will be severed from this Note, and such court will replace such illegal, void, or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business, and other purposes of the illegal, void, or unenforceable provision. The other provisions of this Note will be enforceable in accordance with their terms.

15.  Successors and Assigns; Transferability. This Note will bind and inure to the benefit of the Company and Holder and their respective successors and assigns. Holder shall not transfer this Note without the Company’s prior written consent. Subject to the provisions of Section 2(b), the Company may assign this Note without the consent of the holder to a successor entity of the Company, whether by merger, a sale of all or substantially all the Company’s assets, the sale of its equity, or otherwise.

16.  Entire agreement. This Note constitutes the entire understanding between the Company and Holder with respect to the subject matter hereof.

17.  Waiver and Amendment. Any term of this Note may be amended, waived, or modified with the prior written consent of the Company.

[signature page follows]

The Company and Holder are signing this Promissory Note as of the Issue Date.

COMPANY

Applied Energetics, Inc.

By:
Name: Gregory J. Quarles
Title: Chief Executive Officer

HOLDER

Principal Amount: $__________

Issue Date: __________________	By:

Name:

Title (if applicable):

Address:

Email:

Phone: